Exhibit 10.9

11-12-08

Energy Services Agreement

THIS ENERGY SERVICES AGREEMENT ("Agreement"), dated as of November 13,  2008, is made by and between MULTILAYER COATING TECHNOLOGIES, LLC, a  Delaware limited liability company ("Multilayer") and KONARKA TECHNOLOGIES, INC., a Delaware corporation ("Konarka") with reference to the following:

WHEREAS, Multilayer and Konarka entered into that certain Lease (the "Lease") dated as of the date hereof for certain premises located at 50 Duchaine Boulevard, New Bedford, Massachusetts, as more particularly described in the Lease (the "Facility").

WHEREAS, in accordance with Section 7.05 of the Lease, Multilayer and Konarka desire to enter into this Agreement for the provision of certain services from the thermal energy plant owned by Multilayer and located at 100 Duchaine Boulevard, New Bedford, Massachusetts, as approximately shown on Exhibit A attached hereto (the "Thermal Energy Plant").

NOW, THEREFORE, for good and adequate consideration, the receipt and sufficiency of which are hereby acknowledged, Multilayer and Konarka agree as follows:

Article I.         Services

1.1      General.  During the term of this Agreement, Multilayer will provide electricity, chilled water ("Chilled Water"), hot water ("Hot Water"), compressed air ("Compressed Air"), and, as an OMS Cost (hereinafter defined), service from the fire pumps located on the Thermal Energy Plant to Konarka for its use at the Facility (collectively, the "Services"). The Chilled Water, Hot Water, and Compressed Air delivered by Multilayer shall meet the technical requirements set forth in Exhibit B attached hereto, and shall be delivered to the Facility through the existing pipes and lines running from the Thermal Energy Plant to the Facility. As set forth herein, Konarka will reimburse Multilayer for its cost associated with the provision of such Services. Specifically, Konarka will reimburse Multilayer as hereinafter provided for (a) costs associated with the delivery of electricity provided for Konarka's use at the Facility, (b) for its share of the variable costs associated with the provision of Chilled Water and Hot Water and (c) for its share of the costs of operating, managing, maintaining, repairing, and replacing the Thermal Energy Plant.

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1.2      Calculation of Costs. The parties acknowledge that it is their intent to allocate the cost of the Services utilizing actual cost data. Accordingly, the parties will utilize meters to the extent available to calculate the amount of any specific Services used; in those cases where a meter is not available, such calculation will be developed on the basis of mutually acceptable proxy information.

1.3     Term. The term of this Agreement shall commence on the date hereof and shall expire on the sooner of (a) ten (10) years from the execution hereof, (b) the date on which the Lease terminates (unless the Facility is purchased by Konarka), (c) the date that this Agreement is terminated by Multilayer after an Event of Default hereunder or this Agreement is otherwise terminated in accordance with its terms, (d) the date that a replacement thermal energy plant has been constructed and is operating on the Thermal Energy Plant site to supply hot water and chilled water upon terms agreed to by Konarka, or (e) any date that the O&M Agreement's (as hereinafter defined) term is scheduled to expire, if Konarka gives at least twelve (12) months advance notice in writing of its election to terminate this Agreement and generate substitute services on the Facility or purchase substitute services from another party. Multilayer represents and warrants to Konarka that the initial term of the current O&M Agreement commences upon the delivery of operation and maintenance services thereunder and runs for three years, with year to year extension terms thereafter.

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1.4      Billing. Multilayer shall bill costs for the Services (comprised of the charges described in Articles II, III, and IV) monthly, with each bill for the previous calendar month to be delivered by Multilayer to Konarka by the 10th of the following month. Konarka shall pay costs for the Services within ten (10) days after receipt of a bill. No delay by Multilayer in delivering a bill shall release Konarka of its obligation to pay for Services once such bill is generated. If any costs for Services rendered in any calendar month cannot be exactly determined by the tenth day of the following month, then Multilayer shall reasonably estimate such costs and bill Konarka for such estimated costs, and Konarka shall pay such estimated amounts. Multilayer will endeavor to reconcile estimated and actual costs within thirty (30) days after the end of each calendar year, but in no event later than one year after an invoice for estimated costs has been delivered. If Multilayer's reconciliation statement shows any overpayment by Konarka, then Multilayer shall refund to Konarka any such overpayment at the time it delivers its reconciliation statement. If Multilayer's reconciliation statement shows any underpayment by Konarka, then Konarka shall pay Multilayer the amount of any such underpayment within ten (10) days of receiving the reconciliation statement. If Multilayer does not receive a payment on or before three (3) days after notice given after the date the payment is due, in addition to any other rights and remedies of Multilayer for Konarka's default, Konarka shall pay to Multilayer (a) a late charge equal to five percent (5%) of the overdue amount, to cover additional administrative costs; and (b) interest on the delinquent amounts at a default rate of interest equal to the lesser of the maximum rate permitted by law, if any, or the Prime Rate plus four percent (4%) per annum, from the date due to the date paid. For purposes hereof, the "Prime Rate" shall mean the rate of interest per annum publicly announced by Bank of America, or its successor, in Boston, Massachusetts as its prime lending rate or reference rate as in effect from time to time (the Prime Rate is not necessarily the best or lowest rate of interest offered by the bank).

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1.5      Review of Bills.  Provided that there is no Event of Default hereunder, Konarka shall have the right to reasonably review supporting data for any portion of a Multilayer's bill or reconciliation statement (a "Statement"), exercisable by written notice delivered to Multilayer within sixty (60) days after Multilayer's delivery of such Statement to Konarka. Such review shall be performed at Konarka's sole cost at such place as Multilayer may reasonably designate and at such time and upon notice as shall minimize any disruption to Multilayer's business operations. The results of said review shall be presented to Multilayer no later than one hundred twenty (120) days after issuance of Multilayer's Statement. If Konarka fails to timely give notice of its election to review any Multilayer's Statement or fails to complete such review within one hundred twenty (120) days after issuance of Multilayer's Statement, then Konarka shall have no right to review or contest such Statement. Any dispute pertaining to Multilayer's Statement shall be resolved by an independent certified public accountant of national standing reasonably selected by Multilayer and reasonably acceptable to Konarka, whose determination shall be binding, and whose fees shall be borne by the party whose position such accountant determines shall depart the most from its determination. Any records reviewed hereunder constitute confidential information of Multilayer, which shall not be disclosed by Konarka to anyone other than the aforesaid accountant. Whether or not Konarka elects to contest its payments of costs under this Agreement, Konarka shall pay all sums required hereunder as and when due, with an appropriate adjustment if needed after a Statement has been reviewed pursuant to this Section 1.5.

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Article II.       Electricity

2.1      Purchase.  (a). Following the Effective Date, Multilayer shall deliver and provide to Konarka and Konarka shall accept and purchase from Multilayer, all of Konarka's requirements for electricity to be used in the Facility in excess of electricity produced by Konarka at the Facility.

2.2      Electricity Price.  (a). Konarka shall pay Multilayer the Electricity Price (as hereinafter defined) for all Konarka electricity provided by Multilayer pursuant to this Agreement.  Multilayer is providing electricity pursuant to this Agreement solely because it is not currently able to cause the Facility to be separately metered so that Konarka is billed directly by the utility. Electricity supplied hereunder is obtained by Konarka directly from the electrical grid and the applicable utility companies serving the New Bedford area. It is the parties' intent to pass through to Konarka all costs charged by the applicable utility companies to provide electricity from the grid. Accordingly, the parties agree that the Electricity Price is intended to produce a cost for electricity that Konarka would otherwise have paid to the electric utility under the tariff then in effect, if it were not receiving electricity from Multilayer pursuant to this Agreement. For purposes of calculating the Electricity Price, there is a submeter serving the Facility which monitors actual electricity useage for the Facility.

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"Electricity Price" shall mean Konarka's electricity consumption times the price set forth in the tariff charged by the utility company, using the on-peak and off-peak monthly cost components (including energy, demand, fuel, transmission, distribution and other adjustments and any applicable taxes, surcharges and levies) that the utility company would have used for the actual served and metered load of Konarka had the utility company provided electricity directly to Konarka.

2.3      Termination.  Multilayer shall have no further obligation to provide electricity pursuant to this Agreement, and Konarka shall have no further obligation to purchase electricity, if at any time Konarka is able to obtain electrical power for the Facility directly from a public utility. .

2.4      Limitation of Liability. Multilayer shall have no liability to Konarka or obligation to provide electricity during any period that electricity is not available from the utility company or companies serving the Facility for any reason (other than Multilayer's failure to pay the utility company despite Konarka's full performance hereunder).

Article III.  Thermal Energy and Compressed Air

3.1.     Purchase. Following the Effective Date, Multilayer shall deliver and provide to Konarka, and Konarka shall accept and purchase from Multilayer, all of Konarka's requirements for (i) Hot Water; (ii) Chilled Water, and (iii) Compressed Air to be used at the Facility in connection with the permitted uses for the Facility under the Lease.

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3.2      Thermal Energy Price.  The price for Hot Water and Chilled Water shall be the variable costs associated with the production of such items by the Thermal Energy Plant for Konarka's use as set forth in Section 3.1. Variable costs shall include, without limitation, fuel costs (No. 6 Fuel oil or natural gas), with the amount of fuel to be based upon Konarka's metered energy use at the Facility, and all other direct costs of producing and providing to the Facility Hot Water and Chilled Water according to the requirements of this Agreement which vary with the amount of Hot Water and Chilled Water provided. The price for Compressed Air shall be included in OMS Costs, set forth below.

Article IV. Operations, Maintenance and Site Costs

4.1     OMS Costs. In addition to the variable costs charged under Article III, in compensation for the Services, Konarka shall be responsible for its share of the costs ("OMS Costs") incurred by Multilayer to operate, manage, maintain, and repair the Thermal Energy Plant and the components thereof (including replacement of broken or obsolete components) to ensure that the Thermal Energy Plant remains in compliance with all applicable laws, and in a good and workable condition sufficient for providing the Services. OMS Costs shall exclude any variable costs under Article III. It is the parties' intent that all of the costs of operating the Thermal Energy Plant be paid for by the users thereof, according to their peak use, as set forth below. For the purposes of this Agreement, OMS Costs shall include, without limitation, the cost of all utilities (electricity and water), materials, equipment, labor, salaries, wages, benefits, maintenance, repair, replacement of broken or obsolete components, costs associated with providing compressed air and running the fire pumps located on the Thermal Energy Plant, site administration costs (which shall include but not be limited to real estate taxes assessed against the Thermal Energy Plant, sales taxes levied on equipment and materials, and other taxes on or related to the Thermal Energy Plant's operations, other than income taxes levied on the owner of the Thermal Energy Plant), license and permit fees, insurance, and management fees, if any, charged by the operator retained by Multilayer to operate and maintain the Thermal Energy Plant). Multilayer has retained Veolia Energy Operating Services, LLC to provide operating and management services for the Thermal Energy Plant pursuant to an Operation and Maintenance Services Agreement dated as of September 19, 2008 (or other applicable replacement thereof entered into in accordance with the terms hereof, the "O&M Agreement"). All costs payable by Multilayer under such O&M Agreement shall be included within the definition of OMS Costs. The OMS Costs allocated to Konarka shall be the product of the ratio (the "Allocation Ratio") of Konarka's Hot Water and Chilled Water Peak Demand (numerator) over the total Peak Hot Water and Chilled Water Peak Demand (hereinafter defined) (denominator) on a 12 month rolling average.  In the first 12 months of the Agreement, the allocation will be adjusted each calendar month such that the Allocation Ratio will be the average of the months since the execution date of this Agreement. "Peak Demand" means the highest useage of Hot Water or Chilled Water (as applicable) in any single hour during a calendar month.

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4.2      Capital Repairs. Any OMS Costs which are customarily characterized as capital in nature under generally accepted accounting principals or which have a useful life longer than one year are referred to herein as "Capital Repairs". The cost of Capital Repairs (which shall include all of Multilayer's out of pocket costs of performing the Capital Repairs, including soft costs and permit fees) shall be amortized (using an interest rate of ten percent (10%)) over the useful life of such repair, and Konarka shall be required to reimburse Multilayer only for the amortization thereof that relates to the term of this Agreement, multiplied by the applicable Allocation Ratio. Capital Repairs shall be performed by Multilayer only to the extent required by law, or otherwise if reasonably required to keep the Thermal Energy Plant in good working order throughout the Term hereof.  Multilayer shall use reasonable efforts to perform Capital Repairs at a commercially reasonable cost. Multilayer shall deliver to Konarka a statement of the cost of any Capital Repair and the amortization thereof within thirty (30) days of the date the Capital Repair was completed. During each month during the term hereof that there is outstanding amortization for a Capital Repair, said amortization shall be multiplied by the applicable Allocation Ratio for such month and the product thereof shall be paid at the same time that payments for other OMS Costs are due hereunder, commencing on the date the Capital Repair is completed, and prorated for any partial months. By way of example, assuming a Capital Repair with a cost of $100,000, a useful life of ten years, and an Allocation Ratio for a particular month during the term hereof of .8, Tenant would pay Landlord $1057.21 for that month. If the Allocation Ratio in the following month were .7, then Tenant would pay $925.06 for such month.

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4.3      New Thermal Energy Plant Operator.  If the current O&M Agreement expires and Multilayer desires to select a new operator of the Thermal Energy Plant (other than Veolia Energy Operating Services, LLC), then Multilayer shall reasonably consult with Konarka concerning possible replacement operators. Konarka's consent shall not be required to select a replacement operator and Multilayer shall have the sole right to select a replacement operator, but any replacement must be professionally competent and experienced in the energy plant maintenance business. Any O&M Agreement which replaces the current O&M Agreement shall have a term no longer than year-to-year.

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Article V.  Miscellaneous

5.0      Event of Default.  Each of the following events shall constitute an "Event of Default" after which Multilayer shall have the right to terminate this Agreement and pursue any and all remedies available to it against Konarka at law or in equity:

(a)       A default by Konarka under the Lease beyond applicable notice and cure periods (if the landlord under the Lease is also a party to this Agreement), or

(b)      Konarka's failure to make any payment due to Multilayer hereunder within five (5) days after written notice from Multilayer that such payment is due (provided that no notice shall be required for a default in payment to exist if Multilayer has previously given notice of nonpayment twice in the previous twelve month period)

5.1      Entire Agreement. This Agreement, together with the Lease, contains all of the agreements between Multilayer and Konarka relating to the Services and the obligations of Multilayer and Konarka in connection therewith. Multilayer has not made, and Konarka is not relying upon, any warranties, or representations, promises or statements made by Multilayer or any agent of Multilayer, except as expressly set forth herein or in the Lease. This Agreement and the Lease supersede any and all prior agreements between Multilayer and Konarka with respect to the Services and alone expresses the agreement of the parties.

5.2     Amendments.  This Agreement shall not be amended, in any way unless in writing executed by Multilayer and Konarka. Multilayer shall not have waived or released any of its rights hereunder unless in writing and executed by the Multilayer.

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5.3      Successors.  Except as expressly provided herein, this Agreement and the obligations of Multilayer and Konarka contained herein shall bind and benefit the successors and assigns of the parties hereto.

5.4      Force Majeure.  Subject to the terms of Section 5.17 below, Multilayer shall incur no liability to Konarka with respect to, and shall not be responsible for any failure to perform, any of Multilayer's obligations hereunder if such failure is caused by any reason beyond the control of Multilayer including, but not limited to governmental law, ordinances, rules or regulations, strike, labor trouble, fire, flood, earthquake, civil commotion, or failure or disruption of utility services. The amount of time for Multilayer to perform any of Multilayer's obligations shall be extended by the amount of time Multilayer is delayed in performing such obligation by reason of any force majeure occurrence.

5.5      Survival of Obligations.  Any obligations of Konarka accruing prior to the expiration of this Agreement shall survive the expiration or earlier termination of this Agreement, and Konarka shall promptly perform all such obligations whether or not this Agreement has expired or been terminated.

5.6      Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts without respect to conflicts of law principles. Any action regarding this Agreement shall be brought in the courts of the Commonwealth of Massachusetts having jurisdiction over the Premises located in Bristol County, Massachusetts, and both parties covenant that jurisdiction and venue are proper in such state and county.

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5.7       Severability.  If any provision of this Agreement is found to be unenforceable, the remainder of this Agreement shall not be affected, and any provision found to be invalid shall be enforceable to the extent permitted by law. If two different interpretations may be given to any provision hereunder, one of which will render the provision unenforceable, then the interpretation rendering the provision enforceable shall be adopted.

5.8       Interpretation.  Konarka acknowledges that it has read and reviewed this Agreement and that it has had the opportunity to confer with counsel in the review of this Agreement. Accordingly, this Agreement shall be construed neither for nor against Multilayer or Konarka, but shall be given a fair and reasonable interpretation in accordance with the meaning of its terms and the intent of the parties. All captions, headings, titles, numerical references and computer highlighting are for convenience only and shall have no effect on the interpretation of this Agreement. All terms and words used in this Agreement, regardless of the number or gender in which they are used, shall be deemed to include the appropriate number and gender, as the context may require.

5.10     Time is of the Essence.  Time is of the essence of this Agreement and the performance of all obligations hereunder.

5.11     Joint and Several Liability.  If Konarka comprises more than one person or entity, or if this Agreement is guaranteed by any party, all such persons shall be jointly and severally liable for payment and performance of Konarka's obligations hereunder.

5.12     Waiver; No Counterclaim.  To the extent permitted by applicable law, Konarka waives the right to a jury trial in any proceeding regarding this Agreement. Any claim, demand, right or defense by Konarka that arises out of this Agreement or the negotiations that preceded this Agreement shall be barred unless Konarka commences an action thereon, or interposes a defense by reason thereof, within six (6) months after the date of Konarka's knowledge of the inaction, omission, event or action that gave rise to such claim, demand, right or defense.

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5.13     Attorney's Fees; Costs of Suit.  If either Multilayer or Konarka shall commence any action or proceeding against the other relating to this Agreement or the Premises, the prevailing party shall be entitled to recover from the losing party, in addition to any other relief, its actual attorneys fees irrespective of whether or not the action or proceeding is prosecuted to judgment.

5.14     Notices.  All notices from Multilayer or Konarka to the other may be served, as an alternative to personal service, by mailing the same by registered or certified mail, postage prepaid, or by overnight delivery service, addressed to the Multilayer at the address for Multilayer set forth in the Lease and to Konarka at the address for Konarka set forth in the Lease, or addressed to such other address or addresses as either Multilayer or Konarka may from time to time designate to the other in writing. Any notice shall be deemed to have been given and served when delivered personally or otherwise at the time the same was posted or delivered to the delivery service.

5.15     No Recordation; Runs With Land. This Agreement may not be recorded by Konarka, but Konarka may record (and Multilayer shall execute) a memorandum of this agreement in a form reasonably acceptable to Multilayer.  If the memorandum of agreement is recorded before the Thermal Energy Plant is legally subdivided from the remainder of Multilayer's property, then upon the subdivision of the Thermal Energy Plant into a separate legal parcel from the remainder of Multilayer's property, Multilayer and Konarka shall record an amended memorandum of agreement to reflect the same. This Agreement shall run with the land on which the Thermal Energy Plant and Facility are located and shall be binding upon future owners of the real estate comprising the Thermal Energy Plant and upon future lessees of the Facility (and future owners of the Facility, if Konarka purchases the fee interest in the same).

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5.16     Assignment.  Multilayer may assign its rights and obligations under this Agreement to any entity that enters into a lease of the Thermal Energy Plant for the remaining term of this Agreement or which purchases the Thermal Energy Plant, provided that the assignee agrees in writing to be bound by and assume all of Multilayer's obligations hereunder. If Multilayer assigns this Agreement to the purchaser of the fee interest in the Facility and/or to the purchaser of Multilayer's remaining property located north of the Facility in New Bedford, Massachusetts, and the purchaser agrees in writing to assume Multilayer's obligations under this Agreement, Multilayer shall have no further obligations or liability under this Agreement. If Multilayer assigns this Agreement to a purchaser or lessee of the Thermal Energy Plant which has agreed with Konarka to provide chilled water and hot water to the Facility from a replacement thermal energy plant, then Multilayer shall remain liable under this Agreement until the replacement thermal energy plant is constructed and in operation, after which point Multilayer's liability hereunder shall terminate. Konarka may assign its rights and obligations under this Agreement to its assignee under the Lease (in which case it shall remain primarily liable for the obligations hereunder and shall not be released), or, if Konarka purchases the Facility, to the buyer in connection with a sale of the Facility by Konarka (in which latter case Konarka shall be released from its obligations hereunder so long as the assignee assumes in writing Konarka's obligations hereunder).

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5.17     Limitation of Liability. (a) Service Interruptions. Multilayer shall have the right to temporarily suspend Services without liability to Konarka as reasonably required to perform maintenance and repairs required to keep the Thermal Energy Plant in compliance with all applicable laws, and in a good and workable condition sufficient for providing the Services. In such event, Multilayer shall use reasonable efforts to schedule such maintenance and repairs at times that will minimize interruption or disturbance to Konarka. Further, Multilayer shall not be liable for any failure to furnish, or interruption in furnishing, any of the Services described in this Agreement, when such failure is caused by accident, breakage, repairs, strikes, lockouts, labor disputes, labor disturbances, governmental regulation, civil disturbances, acts of war, moratorium or other governmental action, Konarka's acts or omissions (including Konarka's failure to provide maintenance required of Konarka under the Lease), the acts of any third party utility company or supplier of utility services or any other similar cause outside of Multilayer's reasonable control, and, in such event, except as herein provided, Konarka shall not be entitled to any damages or entitle Konarka to terminate this Agreement. If there shall be a material interruption of Services for more than 15 days arising from facts or circumstances that are within Multilayer's reasonable control to remedy (and for which Multilayer is not absolved from liability pursuant to this paragraph), then by written notice to Multilayer Konarka shall he entitled to terminate this Agreement and, if the owner of the Thermal Energy Plant and the Facility are the same, the Lease (except that, if such interruption of Services cannot be remedied using reasonable diligent efforts within 15 days, then Konarka shall not have the right to terminate this Agreement or the Lease if Multilayer commences the curing of such Service interruption within such 15 day period and thereafter diligently prosecutes such cure to completion). Notwithstanding the foregoing, service interruptions caused by fire or casualty are governed by the following paragraph.

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(b)       Casualty to Thermal Energy Plant. Notwithstanding anything to the contrary contained herein, upon any fire or casualty affecting the Thermal Energy Plant which causes an interruption in Services hereunder, Multilayer shall repair the Thermal Energy Plant to the extent of available insurance proceeds. If the owner of the Thermal Energy Plant and the Facility are the same, Base Rent under the Lease shall abate proportionately based on the portion of the Facility rendered unusable for so long as the interruption in Services continues. If such repairs cannot, in Multilayer's reasonable opinion, either (i) be made within (9) nine months after the date of discovery of the damage or destruction, or (ii) be completed using only the insurance proceeds made available to Multilayer, and Multilayer elects not to fund the balance of the restoration cost, then Multilayer shall promptly give notice thereof (a "Casualty Notice") to Konarka and either party may, at its option, exercisable by written notice given to the other party within thirty (30) days after Multilayer's delivery of a Casualty Notice, elect to terminate this Agreement effective as of the date of discovery of the damage or destruction, and if the owner of the Facility and the Thermal Energy Plant are the same, the Lease shall also terminate upon such termination. If Multilayer fails to complete repairs within twelve (12) months of the fire or casualty, Konarka may terminate this Agreement and (if the owner of the Thermal Energy Plant and the Facility are the same) the Lease by written notice to Multilayer, effective thirty (30) days after such notice, unless Multilayer substantially completes repairs within thirty (30 days after the date such notice is given).

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(c)       Multilayer's Interest in Thermal Energy Plant. Notwithstanding anything to the contrary contained in this Agreement, it is expressly understood and agreed that: (i) the recourse of Konarka against Multilayer with respect to the alleged breach by Multilayer of any representation, warranty, covenant, undertaking or agreement contained in this Agreement (collectively, "Multilayer's Service Undertakings") shall extend only to Multilayer's interest in the Thermal Energy Plant, together with any insurance and condemnation proceeds or proceeds from a sale thereof ("Multilayer's Real Estate"), and not to any other assets of Multilayer, its managers, directors, officers, employees, agents, contractors, clients, invitees, members, partners, shareholders, or subsidiaries or affiliates (collectively "Multilayer's Parties"); and (ii) except to the extent of Multilayer's interest in Multilayer's Real Estate, no personal liability or personal responsibility of any sort with respect to any of Multilayer's Service Undertakings or any alleged breach thereof is assumed by, or shall at any time be asserted or enforceable against Multilayer's Parties. In no event shall Multilayer or Multilayer's Parties be liable for incidental, consequential or punitive damages.

5.18     Counterparts.  This Agreement may be executed in counterparts.

SIGNATURES APPEAR ON THE FOLLOWING PAGE

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written

KONARKA:

KONARKA TECHNOLOGIES, INC.

By:	/s/ Rick Hess
Name:	Rick Hess
Its:	Chief Executive Officer

MULTILAYER:

MULTILAYER COATING TECHNOLOGIES, LLC

By:	/s/
Name:
Its:	President & CEO